EXECUTION VERSION
FORM OF VOTING AGREEMENT
THIS VOTING AGREEMENT (this “Agreement”) is dated as of January 6, 2023 by and between the undersigned holder (“Shareholder”) of common stock of Lone Star Bank, a Texas banking association (“Lone Star”), and First Guaranty Bancshares, Inc., a Louisiana corporation (“First Guaranty”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).
RECITALS:
WHEREAS, concurrently with the execution of this Agreement, First Guaranty and Lone Star are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which First Guaranty will acquire Lone Star through the merger (the “Merger”) of Lone Star with and into First Guaranty’s wholly-owned subsidiary, First Guaranty Bank, a Louisiana banking association (“First Guaranty Bank”), with First Guaranty Bank surviving such Merger, and in connection with the Merger, each share of Lone Star Common Stock (excluding Dissenting Shares and Lone Star Cancelled Shares) issued and outstanding at the Effective Time will be converted into and exchanged for the right to receive the Per-Share Merger Consideration;
WHEREAS, Shareholder is the “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) (“Beneficial Owner”) of and is entitled to dispose of (or direct the disposition of) and to vote (or direct the voting of) directly or indirectly the number of shares of Lone Star Common Stock indicated on the signature page of this Agreement; provided that such shares do not include shares beneficially owned by Shareholder but subject to the voting direction of a third party with regard to voting on the Merger (such shares, together with any additional shares of Lone Star Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to collectively as the “Shares”); and
WHEREAS, it is a material inducement to the willingness of First Guaranty to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.
AGREEMENT:
NOW, THEREFORE, in consideration of, and as a material inducement to, First Guaranty entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by First Guaranty in connection therewith, Shareholder and First Guaranty agree as follows:
Section 1.Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, except as otherwise agreed to in writing in advance by First Guaranty, Shareholder shall:

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(a)appear at the Lone Star Meeting in person or by proxy or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and
(b)vote (or cause to be voted), in person or by proxy, all the Shares as to which the Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the board of directors of Lone Star and adopted in accordance with the terms thereof) at the Lone Star Meeting; (ii) in favor of any proposal to adjourn or postpone the Lone Star Meeting, if necessary, to solicit additional proxies to approve the Merger Agreement; (iii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Lone Star contained in the Merger Agreement or of Shareholder contained in this Agreement presented at the Lone Star Meeting or any other meeting of shareholders of Lone Star held prior or subsequent to the Lone Star Meeting; and (iv) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement presented at the Lone Star Meeting or any other meeting of shareholders of Lone Star held prior or subsequent to the Lone Star Meeting.
Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Lone Star, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms. Shareholder agrees that, for purposes of this Section 1, Shareholder’s obligations with respect to the Lone Star Meeting shall also apply to any other meeting of Lone Star shareholders, however called, or any adjournment thereof, or in any other circumstance in which Shareholder is entitled to vote, consent or give approval of the Merger Agreement or the transactions contemplated thereby.
Section 2.No Transfers. Until the earlier of (i) the termination of this Agreement pursuant to Section 6 and (ii) receipt of the Requisite Lone Star Shareholder Approval, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except the following transfers shall be permitted: (a) transfers by will, intestacy or operation of Law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to Affiliates, relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (d) transfers to any other shareholder of Lone Star who has executed a Lone Star Voting Agreement on the date hereof, (e) a surrender of Lone Star Options to Lone Star in connection with the vesting, settlement or exercise of Lone Star Options to satisfy any withholding for the payment of taxes incurred in connection with such vesting, settlement or exercise, or the exercise price thereon and (f) such transfers as First Guaranty may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.
Section 3.Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with First Guaranty as follows:
(a)Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.
(b)This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by First Guaranty, constitutes a valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. If Shareholder is married and his or her Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Shareholder’s spouse, enforceable against such spouse in accordance with its terms.
(c)The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.
(d)Shareholder is the Beneficial Owner of all of the Shares, and the Shares are owned free and clear of any liens, security interests, charges or other encumbrances. The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of Shareholder, and no representation by Shareholder is made with respect thereto. Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement. Shareholder is not the Beneficial Owner of any shares of capital stock of Lone Star other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock, other than Lone Star Options.

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Section 4.No Solicitation. From and after the date hereof until the termination of this Agreement pursuant to Section 6, Shareholder, solely in his, her or its capacity as a shareholder of Lone Star, shall not, nor shall such Shareholder authorize any partner, officer, director, advisor or representative of, such Shareholder or any of his, her or its Affiliates to, directly or indirectly (and, to the extent applicable to Shareholder, such Shareholder shall use commercially reasonable efforts to prohibit any of his, her or its representatives or Affiliates to), except in his or her capacity as a director or officer of Lone Star and under circumstances for which such actions are permitted for Lone Star under the Merger Agreement, (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any person any information or data with respect to Lone Star in connection with an Acquisition Proposal, (c) enter into any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal, (d) solicit proxies with respect to an Acquisition Proposal or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, or (e) initiate a shareholders’ vote or action by consent of Lone Star’s shareholders with respect to an Acquisition Proposal.
Section 5.Specific Performance; Remedies; Attorneys’ Fees. Shareholder acknowledges that it is a condition to the willingness of First Guaranty to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to First Guaranty if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, First Guaranty will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that First Guaranty has an adequate remedy at law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with First Guaranty’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, First Guaranty shall have the right to inform any third party that First Guaranty reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of First Guaranty hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with First Guaranty set forth in this Agreement may give rise to claims by First Guaranty against such third party.
Section 6.Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the mutual written agreement of the parties hereto, and shall be automatically terminated upon the earlier to occur of (a) the Effective Time, (b) the amendment of the Merger Agreement in any manner that materially and adversely affects any of Shareholder’s rights set forth therein (including, for the avoidance of doubt, any reduction to the Merger Consideration), (c) termination of the Merger Agreement in accordance with its terms, or (d) three (3) years from the date hereof. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any intentional breach of this Agreement prior to such termination.
Section 7.Entire Agreement. This Agreement, and to the extent referenced herein, the Merger Agreement, represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.
Section 8.Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by each party. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior or subsequent time.
Section 9.Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
Section 10.Capacity as Shareholder. This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of Lone Star and it shall not apply in any manner to Shareholder in his, her or its capacity as a director or officer of Lone Star, if applicable. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his, her or its fiduciary duties as a director or officer of Lone Star, if applicable.
Section 11.Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Louisiana, without regard for conflict of law provisions.
Section 12.Jurisdiction. Any civil action, counterclaim, proceeding or litigation arising out of or relating to this Agreement shall be brought in the courts of record of the State of Louisiana in Tangipahoa Parish or the United States District Court, Eastern District of Louisiana. Each party consents to the jurisdiction of such Louisiana court in any such civil action, counterclaim, proceeding or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding or litigation in such Louisiana court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable Laws.

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Section 13.WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.
Section 14.Waiver of Appraisal Rights; Further Assurances. Shareholder hereby confirms such Shareholder’s knowledge of the availability of the rights of dissenting shareholders under the Texas Business Organizations Code with respect to the Merger. To the extent permitted by applicable Law, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or demand fair value for his, her or its Shares in connection with the Merger, in each case, that Shareholder may have under applicable Law. From time to time prior to the termination of this Agreement, at First Guaranty’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement. Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against First Guaranty, First Guaranty Bank, or Lone Star, or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger.
Section 15.Disclosure. Shareholder hereby authorizes Lone Star and First Guaranty to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the Joint Proxy Statement/Prospectus such Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement; provided, however, that upon request First Guaranty shall provide Shareholder written drafts of any such disclosure and consider in good faith Shareholder’s comments thereto.
Section 16.Counterparts. This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.
Section 17.No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in First Guaranty or Lone Star any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares, if any, shall remain vested in and belong to the Shareholder, and First Guaranty or Lone Star shall not have any authority to direct the Shareholder in the voting or disposition of any of the Shares, except as otherwise expressly provided herein.
Section 18.Notice. Any and all notices, requests, instructions and other communications required or permitted to be given under this Voting Agreement after the date of this Voting Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by mail or by facsimile transmission or electronic mail, at the respective addresses or transmission numbers set forth below and is deemed delivered (a) in the case of personal delivery, facsimile transmission or electronic mail, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with and instructions for overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section.
All communications must be in writing and addressed as follows:
If to First Guaranty:

First Guaranty Bancshares, Inc.
400 E. Thomas Street
Hammond, Louisiana 70401
Attention:	Eric J. Dosch
E-mail:	ejdosch@fgb.net

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If to Lone Star (prior to the Closing Date):

Lone Star Bank
2600 S. Gessner Road
Houston, Texas 77063
Attention:	Dennis Harrington
E-mail:	DHarrington@lsbtexas.com

If to the Shareholder, at the address set forth on the Shareholder’s signature page hereto; or to such other address such Shareholder has last designated by notice to the other parties in accordance herewith.
[signature pages follow]

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[signature page to Voting Agreement]
IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

FIRST GUARANTY BANCSHARES, INC.

By:
Name:	Alton Lewis,
Title:	Vice Chairman/President/CEO

Address:

First Guaranty Bancshares, Inc.
400 E. Thomas Street
Hammond, Louisiana 70401

LONE STAR BANK

By:
Name:	Dennis Harrington
Title:	Chief Executive Officer

Address:

Lone Star Bank
2600 S. Gessner Houston, Texas 77063

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[signature page to Voting Agreement]

SHAREHOLDER:
Address for Shareholder:

Name: _______________________
Number of Shares:

Name of Spouse:
(If applicable)

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